Exhibit 99.1
CONTACTS:
Investor Relations
(718)709-2202
ir@jetblue.com
Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com
JETBLUE ANNOUNCES THIRD QUARTER RESULTS
JetBlue achieves first $1 billion revenue quarter and reports record net income
New York, NY (October 21, 2010) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the third quarter 2010:
•	Operating income for the quarter was $140 million, resulting in a 13.6% operating margin. This compares to operating income of $66 million and a 7.7% operating margin in the third quarter of 2009.

•	Pre-tax income for the quarter was $97 million. This compares to pre-tax income of $23 million in the third quarter of 2009.

•	Net income for the third quarter was $59 million, or $0.18 per diluted share. This compares to JetBlue’s third quarter 2009 net income of $15 million, or $0.05 per diluted share.
“The third quarter was a remarkable quarter for JetBlue,” said Dave Barger, JetBlue’s CEO. “We reported record revenues and net income for the quarter, reflecting our continued focus on revenue maximization, cost control and network optimization. JetBlue’s financial success is due to the exceptional efforts put forth by all of our outstanding crewmembers, and they should be extremely proud of their performance.”
Operational Performance
JetBlue reported third quarter revenue exceeded $1 billion for the first time, up 20.5 percent year-over-year. Revenue passenger miles for the third quarter increased 9.6% to 7.7 billion on an 8.5% increase in capacity, resulting in a third quarter load factor of 84.6%, an increase of 0.9 points year over year.
Yield per passenger mile in the third quarter was 12.10 cents, up 11.4% compared to the third quarter of 2009. Passenger revenue per available seat mile (PRASM) for the third quarter 2010 increased 12.5% year over year to 10.24 cents and operating revenue per available seat mile (RASM) increased 11.1% year-over-year to 11.32 cents.
Operating expenses for the quarter increased 12.9%, or $102 million, over the prior year period, including a non-cash impairment charge of approximately $6 million related to an asset held by LiveTV, JetBlue’s wholly owned subsidiary. JetBlue’s operating expense per available seat mile (CASM) for the third quarter increased 4.1% year-over-year to 9.78 cents. Excluding fuel, CASM increased 3.4% to 6.57 cents.

Fuel Expense and Hedging
JetBlue continued to hedge fuel to help manage price volatility. Specifically, JetBlue hedged approximately 49% of its fuel consumption during the third quarter, resulting in a realized fuel price of $2.26 per gallon, a 5.6% increase over third quarter 2009 realized fuel price of $2.14. JetBlue recorded $6 million in losses on fuel hedges that settled during the third quarter.
JetBlue has hedged approximately 43% of its fourth quarter projected fuel requirements with a combination of jet fuel swaps and heating oil collars. JetBlue expects an average price per gallon of fuel, including the impact of hedges and fuel taxes, of $2.42 in the fourth quarter and $2.30 for the full year 2010.
Balance Sheet Update
JetBlue ended the third quarter with approximately $1 billion in unrestricted cash and short term investments, one of the strongest liquidity positions in the U.S. airline industry relative to its size. “Our third quarter results and strong liquidity position demonstrate that we are making significant progress towards our goal of achieving sustainable growth supported by cash from operations,” said Ed Barnes, JetBlue’s CFO.
Fourth Quarter and Full Year Outlook
“Looking ahead, we are encouraged by strong revenue trends — particularly in our Boston and Caribbean markets. We expect this revenue momentum to continue into the fourth quarter,” said Barnes.
For the fourth quarter of 2010, PRASM is expected to increase between 12 and 15 percent year over year. RASM is expected to increase between 10 and 13 percent year over year. CASM is expected to increase between seven and nine percent over the year-ago period. Excluding fuel, CASM in the fourth quarter is expected to increase between two and four percent year over year.
PRASM for the full year is expected to increase between nine and 12 percent year over year. RASM is expected to increase between seven and ten percent year over year. CASM for the full year is expected to increase between seven and nine percent over full year 2009. Excluding fuel, CASM in 2010 is expected to increase between five and seven percent year over year.
Capacity is expected to increase between eight and ten percent in the fourth quarter and between six and eight percent for the full year.
JetBlue will conduct a conference call to discuss its quarterly earnings today, October 21, at 9:30 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.
About JetBlue
Voted “Most Eco-Friendly Airline” by Zagat’s Airline survey in 2008 and 2009, New York-based JetBlue Airways has created a new airline category based on value, service and style. In 2010, the carrier also ranked “Highest in Customer Satisfaction Among Low-Cost Carriers in North America” by J.D. Power and Associates, a customer satisfaction recognition received for the sixth year in a row. Known for its award-winning service and free TV as much as its low fares, JetBlue offers the most legroom in coach of any U.S. airline (based on average fleet-wide seat pitch) and super-spacious Even More Legroom seats.

JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 61 cities with 600 daily flights. New service to Ronald Reagan Washington National Airport in Washington, DC and to Bradley International Airport in Hartford, CT begins in November. The airline also intends to serve Providenciales, Turks & Caicos Islands in February 2011. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583), TTY/TDD 1-800-336-5530 or visit www.jetblue.com.
This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2009 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,			Percent
	2010	2009	Change		2010	2009		Change
OPERATING REVENUES
Passenger	$932	$764	22.0		$2,567	$2,191		17.2
Other	98	90	7.9		272	263		3.3

Total operating revenues	1,030	854	20.5		2,839	2,454		15.7

OPERATING EXPENSES
Aircraft fuel and related taxes	292	255	14.7		825	713		15.8
Salaries, wages and benefits	227	199	14.5		664	576		15.3
Landing fees and other rents	61	56	7.9		173	160		7.9
Depreciation and amortization	54	59	(7.0)		165	170		(2.7)
Aircraft rent	31	31	0.8		93	95		(2.0)
Sales and marketing	47	38	22.5		130	113		14.9
Maintenance materials and repairs	44	40	7.7		124	111		11.3
Other operating expenses	134	110	21.3		389	301		29.2

Total operating expenses	890	788	12.9		2,563	2,239		14.5

OPERATING INCOME	140	66	111.1		276	215		28.2

Operating margin	13.6%	7.7%	5.9	pts.	9.7%	8.8%	0.9	pts.

OTHER INCOME (EXPENSE)
Interest expense	(45)	(50)	(10.8)		(135)	(148)		(9.2)
Capitalized interest	1	2	(43.4)		3	6		(49.6)
Interest income and other	1	5	(79.8)		2	6		(68.9)

Total other income (expense)	(43)	(43)	(1.6)		(130)	(136)		(4.7)

INCOME BEFORE INCOME TAXES	97	23			146	79

Pre-tax margin	9.4%	2.7%	6.7	pts.	5.1%	3.2%	1.9	pts.

Income tax expense	38	8			58	32

NET INCOME	$59	$15			$88	$47

EARNINGS PER COMMON SHARE:
Basic	$0.21	$0.05			$0.32	$0.18

Diluted	$0.18	$0.05			$0.28	$0.16

Weighted average shares outstanding (thousands):
Basic	275,731	272,218			275,011	256,229
Diluted	346,934	344,169			346,152	327,801

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2010	2009	Change		2010	2009	Change
Revenue passengers (thousands)	6,573	6,011	9.3		18,215	16,993	7.2
Revenue passenger miles (millions)	7,699	7,027	9.6		21,295	19,612	8.6
Available seat miles (ASMs) (millions)	9,102	8,391	8.5		26,214	24,570	6.7
Load factor	84.6%	83.7%	0.9	pts.	81.2%	79.8%	1.4	pts.
Aircraft utilization (hours per day)	12.0	11.5	4.7		11.9	11.8	0.9

Average fare	$141.79	$127.04	11.6		$140.92	$128.92	9.3
Yield per passenger mile (cents)	12.10	10.87	11.4		12.05	11.17	7.9
Passenger revenue per ASM (cents)	10.24	9.10	12.5		9.79	8.92	9.8
Operating revenue per ASM (cents)	11.32	10.19	11.1		10.83	9.99	8.4
Operating expense per ASM (cents)	9.78	9.40	4.1		9.78	9.11	7.3
Operating expense per ASM, excluding fuel (cents)	6.57	6.36	3.4		6.63	6.21	6.7
Airline operating expense per ASM (cents) (a)	9.53	9.13	4.4		9.56	8.87	7.8

Departures	58,935	55,420	6.3		169,504	163,319	3.8
Average stage length (miles)	1,103	1,081	2.1		1,102	1,071	2.9
Average number of operating aircraft during period	153.4	151.0	1.6		151.8	146.9	3.3
Average fuel cost per gallon	$2.26	$2.14	5.6		$2.25	$2.08	8.4
Fuel gallons consumed (millions)	130	119	8.5		367	343	6.8
Full-time equivalent employees at period end (a)					10,669	10,246	4.1

(a)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.
SELECTED CONSOLIDATED BALANCE SHEET DATA
          (in millions)

	September 30,	December 31,
	2010	2009
Cash and cash equivalents	$498	$896
Total investment securities	666	246
Total assets	6,618	6,557
Total debt	3,064	3,304
Stockholders’ equity	1,623	1,541

SOURCE:	JetBlue Airways Corporation